Exhibit 10.1

Employment Agreement

THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and between Gemphire Therapeutics Inc., a Delaware corporation (the “Company”), and Dr. Steven Gullans (the “Executive”) is signed by the Company and the Executive is entered into and made effective on May 1, 2018 (the “Effective Date”).

Background

The board of directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to employ the Executive.  The Executive will be employed as its President and Chief Executive Officer.  The Company and the Executive desire to enter into this Agreement to embody the terms of the relationship.

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the parties agree as follows:

Terms and Conditions

1.         Employment Period.  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Initial Term”).  The term of this Agreement will automatically be renewed for a term of one (1) year (each, a “Renewal Term”) at the end of the Initial Term and at the end of each Renewal Term thereafter, provided that the Board does not provide written notice to the Executive of its intention not to renew this Agreement at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term.  For purposes of this Agreement,  “Employment Period” includes the Initial Term and any Renewal Term(s) thereafter.

2.         Terms of Employment.

(a)        Position and Duties.

(i)         During the Employment Period, the Executive shall serve as the President and Chief Executive Officer of the Company, and in such other position or positions with the Company and its subsidiaries as are consistent with the Executive’s position as President and Chief Executive Officer of the Company, and shall have such duties and responsibilities as are assigned to the Executive by the Board consistent with the Executive’s position as President and Chief Executive Officer. If elected, the Executive agrees to serve as a member of the Board during the Employment Period.

(ii)       During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours and on a full time basis to the business and affairs of the Company, to discharge the responsibilities assigned to the Executive hereunder, and to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for

Exhibit 10.1

the Executive to (A) be employed by the Company or any of its subsidiaries or Affiliates, (B) serve on civic or charitable boards, committees, or advisory boards, (C) deliver lectures, fulfill speaking engagements or teach at educational  institutions, (D) manage personal investments, (E) serve on the boards of directors of not-for-profit organizations, including but not limited to Cleveland Clinic, Partners Health Care, and the Harrington Foundation or (F) serve on the boards of directors of the entities set forth on Appendix I attached to this Agreement or such other additional boards of directors as approved by the Board, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(b)       Existing Equity.

(i)         Offer Letter Option.    The Company and the Executive hereby agree that, pursuant to the terms of the Offer Letter dated June 8, 2017 by and between the Company and the Executive (the “Offer Letter”), this Agreement constitutes the appointment and hiring of a replacement President and Chief Executive Officer.  Therefore, the Executive’s position as Interim President and Chief Executive Officer will terminate as of the Effective Date of this Agreement, and the Option (as defined in the Offer Letter) will vest in full upon the Effective Date of this Agreement. For the avoidance of doubt, the Option Awards (as defined below) described in this Agreement are not vested on the Effective Date of this Agreement and shall be governed by the applicable Option Award Agreements.

(ii)       2018 Option.    The Company and the Executive hereby agree that the option award granted to Executive on January 29, 2018 (the “January 2018 Option”) shall be amended to revise the vesting schedule therein so that the shares of common stock of the Company (the “Shares”) underlying the January 2018 Option vest in a series of forty-eight (48) successive equal monthly installments on the last day of each month, commencing on the grant date of such January 2018 Option; provided that, in the event that the Company consummates a Corporate Transaction (as defined in the Gemphire Therapeutics Inc. Amended and Restated 2015 Equity Incentive Plan (as it may be amended or modified, the “Equity Incentive Plan”)) that constitutes a Change in Control and the January 2018 Option is not assumed, continued or substituted by the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) in such Corporate Transaction in the manner contemplated by Section 9(c)(i) of the Equity Incentive Plan, then 100% of the unvested Shares subject to the January 2018 Option shall fully vest and become exercisable upon the effectiveness of such Corporate Transaction; subject, in each case, to the Executive’s continued employment with the Company as of each such date.  The Executive hereby consents to such amendment, as required pursuant to Section 2(b)(viii) of the Equity Incentive Plan.

(iii)      Other Existing Equity.    Executive shall be entitled to retain all Shares and stock options held by the Executive as of the Effective Date, and the terms of any such options shall remain in full force and effect, except as provided in this Agreement.

(c)        Compensation.

(i)         Base Salary.    During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) at least equal to $500,000 subject to

Exhibit 10.1

applicable withholding taxes, which shall be paid in accordance with the Company’s normal payroll practices for senior executive officers of the Company as in effect from time to time.  During the Employment Period, commencing with the review of base salaries in connection with the Company’s compensation program for the 2020 fiscal year, the Annual Base Salary shall be reviewed at least annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”).  Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  The Annual Base Salary shall not be reduced after any such increase (unless otherwise agreed to by the Executive) and the term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as so increased or adjusted.

(ii)       Signing Bonus. The Company will provide Executive a $250,000 signing bonus, less applicable deductions and withholdings, on the first normal payroll date following the Effective Date.

(iii)      Annual Bonus.    In addition to the Annual Base Salary, for each fiscal year ending during the Employment Period, the Executive shall be eligible for an annual cash bonus (the “Annual Bonus”), as determined by the Compensation Committee, which value shall be up to fifty percent (50%) of the Annual Base Salary and as determined in accordance with the policies and practices generally applicable to other senior executive officers of the Company.  Each such Annual Bonus awarded to the Executive shall be paid sometime during the first seventy-five (75) days of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect, in compliance with Treasury Regulation 1.409A-2(a), to defer the receipt of such Annual Bonus.

(iv)       Equity.  Subject to the terms of the Equity Incentive Plan and the form of option agreement issued thereunder and attached as Exhibit A to this Agreement (with the actual option agreements to be delivered to Executive to be conformed to include the provisions of this Section 2(c)(iv)) (the “Option Award Agreements”), and subject to the approval of the Board, such approval not to be unreasonably withheld, the Executive shall be granted three option awards (the “Option Awards”) to purchase Shares, so long as the Executive is in the employ of the Company on each relevant grant date.  Each Option Award shall have (y) an exercise price per share equal to the Fair Market Value (as defined in the Equity Incentive Plan) of a Share on its date of grant and (z) a ten (10) year term.  The Option Awards are as follows:

1.         First Option Award — Time-Based.  The Executive shall be granted an option to purchase 150,000 Shares (the “First Option Award”) on the Effective Date or as soon thereafter as practicable. The First Option Award shall vest and become exercisable in a series of forty-eight (48) successive equal monthly installments on the last day of each month, commencing on the grant date of such First Option Award; provided that, in the event that the Company consummates a Corporate Transaction that constitutes a Change in Control and the First Option Award is not assumed, continued or substituted by the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) in such Corporate Transaction in the manner contemplated by Section 9(c)(i) of the Equity Incentive Plan, then 100% of the unvested Shares subject to the First Option Award shall fully vest and become exercisable upon the effectiveness of such Corporate Transaction; subject, in each case, to the Executive’s

Exhibit 10.1

continued employment with the Company as of each such date and as further provided in the terms and conditions of this Agreement.

2.         Second Option Award — Time-Based.  The Executive shall be granted an option to purchase 50,000 Shares (the “Second Option Award”) on the Effective Date or as soon thereafter as practicable, which Second Option Award shall be subject to, and may not be exercised with respect to any Shares thereunder until, the approval by the stockholders of the Company of an amendment to the Equity Incentive Plan to increase the number of Shares reserved under such Equity Incentive Plan.  In the event the stockholders of the Company do not approve such amendment, the Second Option Award will be cancelled and void.  The Second Option Award shall vest and become exercisable in a series of forty-eight (48) successive equal monthly installments on the last day of each month, commencing on the grant date of such Second Option Award; provided that, in the event that the Company consummates a Corporate Transaction that constitutes a Change in Control and the Second Option Award is not assumed, continued or substituted by the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) in such Corporate Transaction in the manner contemplated by Section 9(c)(i) of the Equity Incentive Plan, then 100% of the unvested Shares subject to the Second Option Award shall fully vest and become exercisable upon the effectiveness of such Corporate Transaction; subject, in each case, to the Executive’s continued employment with the Company as of each such date and as further provided in the terms and conditions of this Agreement.

3.         Third Option Award — Performance-Based.  The Executive shall be granted an option to purchase 100,000 Shares (the “Third Option Award”) on the Effective Date or as soon thereafter as practicable, which Third Option Award shall be subject to, and may not be exercised with respect to any Shares thereunder until, the approval by the stockholders of the Company of an amendment to the Equity Incentive Plan to increase the number of Shares reserved under such Equity Incentive Plan.  In the event the stockholders of the Company do not approve such amendment, the Third Option Award will be cancelled and void.  The Third Option Award shall vest and become exercisable as set forth in the applicable Option Award Agreement for the Third Option Award.

(v)        Long-Term Incentive Compensation.  Beginning in 2019 and continuing during the Employment Period, the Executive shall be entitled to participate in any stock option, performance share, performance unit or other equity based long-term incentive compensation plan, program or arrangement (the “Plans”) generally made available to senior executive officers of the Company, on substantially the same terms and conditions as generally apply to such other officers, except that the size of the awards made to the Executive shall reflect the Executive’s position with the Company and the Compensation Committee’s views.

(vi)       Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its Affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) made available to other senior executive officers of the Company. Notwithstanding the foregoing, the Company may amend or discontinue any such welfare benefit plans, practices, policies and programs at any time in its sole discretion.

Exhibit 10.1

(vii)     Expenses.    During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the plans, practices, policies and programs of the Company.

(viii)    Vacation.  During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, practices, policies and programs of the Company consistent with the treatment of other senior executive officers of the Company.

3.         Termination of Employment.

(a)        Notwithstanding Section 1, the Employment Period shall end upon the earliest to occur of (i) the Executive’s death, (ii) a  Termination due to Disability,  (iii) a  Termination for Cause,  (iv) the Termination Date specified in connection with any exercise by the Company of its Termination Right, (v) a  Termination for Good Reason, or (vi) the termination of this Agreement by Executive pursuant to Section 3(b).  If the Employment Period terminates as of a date specified under this Section 3, the Executive agrees that, upon written request from the Company, the Executive shall resign from any and all positions the Executive holds with the Company and any of its subsidiaries and Affiliates, effective immediately following receipt of such request from the Company (or at such later date as the Company may specify).

(b)       This Agreement may be terminated by the Executive at any time upon thirty (30) days prior written notice to the Company or upon such shorter period as may be agreed upon between the Executive and the Board.  In the event of a termination by the Executive other than a Termination for Good Reason, the Company shall be obligated only to continue to pay the Executive’s salary and provide other benefits provided by this Agreement up to the date of the termination.

(c)        Benefits Payable Under Termination.

(i)         In the event of the Executive’s death during the Employment Period or a Termination due to Disability, the Executive or the Executive’s beneficiaries or legal representatives shall be provided the Unconditional Entitlements (as defined below), and any additional benefits that are or become payable under any Company plan, policy, practice or program or any contract or agreement with the Company by reason of the Executive’s death or Termination due to Disability.

(ii)       In the event of the Executive’s Termination for Cause or termination by the Executive other than a Termination for Good Reason, the Executive shall be provided the Unconditional Entitlements.

(iii)      In the event of a Termination for Good Reason, the expiration of the Employment Period as a result of the Company’s decision not to extend the Agreement beyond the end of the Initial Term or at the end of any Renewal Term, or the exercise by the Company of its Termination Right, the Executive shall be provided the Unconditional Entitlements and, subject to the Executive signing and delivering to the Company and not revoking before the sixtieth (60th) day following the Termination Date, a general release of claims in favor of the Company and certain related parties in a form reasonably satisfactory to the Company and the Executive, which the Company shall provide to the Executive within seven (7) days following the Termination Date

Exhibit 10.1

(the “Release”), the Company shall provide the Executive the Conditional Benefits.  Any and all amounts payable and benefits or additional rights provided to the Executive upon a termination of the Executive’s employment pursuant to this Section 3(c) (other than the Unconditional Entitlements) or the expiration of the Employment Period shall only be payable or provided if the Executive signs and delivers the Release and if the Release becomes irrevocable prior to the sixtieth (60th) day following the Termination Date. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer.

(d)       Unconditional Entitlements.  For purposes of this Agreement, the “Unconditional Entitlements” to which the Executive may become entitled under Section 3(c) are as follows:

(i)         Earned Amounts.  The Earned Compensation shall be paid within thirty (30) days following the termination of the Executive’s employment hereunder.

(ii)       Benefits.  All benefits payable to the Executive under any employee benefit plans (including, without limitation any pension plans or 401(k) plans) of the Company or any of its Affiliates applicable to the Executive at the time of termination of the Executive’s employment with the Company and all amounts and benefits (other than the Conditional Benefits) which are vested or which the Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the date of the Executive’s termination without regard to the performance by the Executive of further services or the resolution of a contingency, shall be paid or provided in accordance with and subject to the terms and provisions of such plans, it being understood that all such benefits shall be determined on the basis of the actual date of termination of the Executive’s employment with the Company.

(iii)      Indemnities.  Any right which the Executive may have to claim a defense and/or indemnity for liabilities to or claims asserted by third parties in connection with the Executive’s activities as an officer, director or employee of the Company shall be unaffected by the Executive’s termination of employment and shall remain in effect in accordance with its terms.

(iv)       Medical Coverage.  The Executive shall be entitled to such continuation of health care coverage as is required under, and in accordance with, applicable law or otherwise provided in accordance with the Company’s policies.  The Executive shall be notified in writing of the Executive’s rights to continue such coverage after the termination of the Executive’s employment pursuant to this Section 3(d)(iv), provided that the Executive timely complies with the conditions to continue such coverage.  The Executive understands and acknowledges that the Executive is responsible to make all payments required for any such continued health care coverage that the Executive may choose to receive (except to the extent additional rights are provided upon Executive’s qualifying to receive Conditional Benefits).

(v)        Business Expenses.  The Executive shall be entitled to reimbursement, in accordance with the Company’s policies regarding expense reimbursement as

Exhibit 10.1

in effect from time to time, for all business expenses incurred by the Executive prior to the termination of the Executive’s employment.

(vi)       Stock Options/Equity Awards.  Except to the extent additional rights are provided upon the Executive’s qualifying to receive the Conditional Benefits, the Executive’s rights with respect to any stock option, restricted stock or other equity award granted to the Executive by the Company shall be governed by the terms and provisions of the applicable Original Stock Option Award Documents or Original Award Documents.

(e)        Conditional Benefits.  For purposes of this Agreement, the “Conditional Benefits” to which the Executive may become entitled are as follows:

(i)         Severance Amount.  The Severance Amount will be subject to all applicable withholdings and will be payable by the Company to the Executive in twelve (12) equal installments beginning on the first regular payroll date following the date that the Release becomes effective and irrevocable or, if any component of the Severance Amount is subject to Section 409A, beginning on the first regular Company payroll date after the sixtieth (60th) day following the Termination Date.

(ii)       COBRA. Provided that the Executive timely elects continued health insurance coverage under the federal COBRA law, the Company will pay one-hundred percent (100%) of the cost of premiums for such health insurance continuation coverage during the twelve (12) months following the Termination Date.  Notwithstanding anything to the contrary in this Agreement, the Executive’s entitlement to any benefits or payments under this Section 3(e)(ii) shall cease on such date that the Executive becomes eligible to receive health insurance coverage from another employer group health plan due to Executive’s employment with a future employer.

(iii)      Stock Options.    Executive’s stock options that would have vested pursuant to time vesting conditions if the Executive had remained employed under this Agreement through the period ending on the eighteen (18) month anniversary of the Termination Date shall immediately vest on the Termination Date and become exercisable in accordance with the applicable Original Stock Option Award Documents.  Once exercisable, the Executive shall have ninety (90) days from the date of vesting to exercise any such vested options, provided that no option may be exercised after the ten (10) year term of such option expires. Except as otherwise expressly provided herein, all stock options shall continue to be subject to the Original Stock Option Award Documents.

(iv)       Equity Awards.  Any restricted stock or other equity award subject to time vesting conditions shall continue to vest in accordance with the terms of the Original Award Documents as if the Executive had remained employed under this Agreement through the period ending on the eighteen (18) month anniversary of the Termination Date.  Except as otherwise expressly provided herein, all such restricted stock or other equity awards shall be subject to, and administered in accordance with, the Original Award Documents.

(v)        Additional Distribution Rules.    Notwithstanding any other payment date or schedule provided in this Agreement to the contrary, if the Executive is deemed on the Termination Date of the Executive’s employment to be a “specified employee” within the

Exhibit 10.1

meaning of that term under Section 409A of the Code and the regulations thereunder (“Section 409A”), then each of the following shall apply:

1.         With regard to any payment that is considered “nonqualified deferred compensation” under Section 409A and payable on account of a “separation from service” (within the meaning of Section 409A and as provided in Section 3(h) of this Agreement), such payment shall not be made prior to the date which is the earlier of (1) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” and (2) the date of the Executive’s death (the “Delay Period”) to the extent required under Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 3(e)(v)(A) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

2.         To the extent that benefits to be provided during the Delay Period are considered “nonqualified deferred compensation” under Section 409A provided on account of a “separation from service,” the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid or reimbursed by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, for the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be paid, reimbursed or provided by the Company in accordance with the procedures specified herein.

The foregoing provisions of this Section 3(e)(v)(A) and (B) shall not apply to any payments or benefits that are excluded from the definition of “nonqualified deferred compensation” under Section 409A, including, without limitation, payments excluded from the definition of “nonqualified deferred compensation” on account of being separation pay due to an involuntary separation from service under Treasury Regulation 1.409A-1(b)(9)(iii) or on account of being a “short-term deferral” under Treasury Regulation 1.409A-1(b)(4).

(f)        Definitions.  For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(i)         “Affiliate” means any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, is under common control with, or is controlled by, the Company.

(ii)       “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

1.         any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined Voting Power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control will not be deemed to occur (1) in connection with the issuance of securities of the Company as part of a joint venture or strategic partnership to which the Company is party, (2) on account of the acquisition of securities of the

Exhibit 10.1

Company directly from the Company, (3) on account of the acquisition of securities of the Company by an investor, any Affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, (4) on account of the acquisition of securities of the Company by any individual who is, on the Effective Date, either an executive officer or a member of the Board and/or any entity in which an executive officer or member of the Board has a direct or indirect interest (whether in the form of voting rights or participation in profits or capital contributions) of more than 50% (collectively, the “Incumbent Entities”), (5) on account of the Incumbent Entities continuing to hold shares that come to represent more than 50% of the combined Voting Power of the Company’s then outstanding securities as a result of the conversion of any class of the Company’s securities into another class of the Company’s securities having a different number of votes per share pursuant to the conversion provisions set forth in the Company’s Amended and Restated Certificate of Incorporation, or (6) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding Voting Securities as a result of a repurchase or other acquisition of Voting Securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional Voting Securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding Voting Securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to have occurred;

2.         a  merger, consolidation or similar transaction involving (directly or indirectly) the Company is consummated and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (1) outstanding Voting Securities representing more than 50% of the combined outstanding Voting Power of the surviving entity in such merger, consolidation or similar transaction or (2) more than 50% of the combined outstanding Voting Power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding Voting Securities of the Company immediately prior to such transaction; provided, however, that a merger, consolidation or similar transaction will not constitute a Change in Control under this prong of the definition if the outstanding Voting Securities representing more than 50% of the combined Voting Power of the surviving entity or its parent are owned by the Incumbent Entities;

3.         a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries is consummated, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than 50% of the combined Voting Power of the Voting Securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding Voting Securities of the Company immediately prior to such sale, lease, license or other disposition; provided, however, that a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries will not constitute a Change in Control under this prong of the definition if the outstanding Voting Securities representing more than 50% of the combined Voting Power of the acquiring entity or its parent are owned by the Incumbent Entities; or

Exhibit 10.1

4.         individuals who, on the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Agreement, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing definition, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company; moreover, in the case of any payment or benefit that constitutes nonqualified deferred compensation under Section 409A of the Code, if necessary in order to ensure that the Executive does not incur liability for additional tax under Section 409A of the Code, a transaction (or series of related transactions) shall constitute a Change in Control only if, in addition to satisfying the foregoing definition, such transaction (or series of related transactions) also satisfies the definition of a “change in control event” under Treasury Regulation 1.409A-3(i)(5).

(iii)      “Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

(iv)       “Earned Compensation” means any Annual Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Section 3(a) (but excluding any salary and interest accrued thereon payment of which has been deferred).

(v)        “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(vi)       “Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (A) the Company or any subsidiary of the Company, (B) any employee benefit plan of the Company or any subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (C) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (D) an entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company, or (E) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined Voting Power of the Company’s then outstanding securities.

(vii)     “Non-Compete Amount” means, if the Executive is an officer or employee of the Company, if a Change in Control occurs and if during the eighteen (18) month period following the Change in Control the Executive is terminated (other than termination due to the Executive’s death, a Termination for Cause or a Termination due to a Disability) or a Termination for Good Reason occurs, the amount mutually agreed upon by the Company and the Executive in exchange for the Executive’s covenant not to engage in or otherwise compete against

Exhibit 10.1

the business engaged in by the Company, directly or indirectly, whether as an employee, consultant, independent contractor, partner, shareholder, investor or in any other capacity, for a one (1)-year period following termination of the Executive’s employment with the Company.

(viii)    “Original Award Documents” means, with respect to any restricted stock or other equity award, the terms and provisions of the award agreement related to and the Plan governing such restricted stock or other equity award, each as in effect on the Termination Date.

(ix)       “Original Stock Option Award Documents” means, with respect to any stock option, the terms and provisions of the award agreement and Plan pursuant to which such stock option was granted, each as in effect on the Termination Date, including without limitation the Option Award Agreements.

(x)        “Own,” “Owned,” “Owner,” “Ownership” means a person or entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(xi)       “Person” shall have the same meaning as ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act, and shall include any group (within the meaning of Rule 13d-5(b) under the Exchange Act); provided that Person shall not include (A) the Company or any of its Affiliates, or (B) any employee benefit plan (including an employee stock ownership plan or employee stock purchase plan) sponsored by the Company or any of its Affiliates.

(xii)     “Severance Amount” means an amount equal to 1 times the sum of (A) the Annual Base Salary as in effect as of the Termination Date less the Non-Compete Amount (if applicable) and (B) an amount equal to a prorated portion of the Executive’s cash bonus for the year in which the Termination Date occurs, with such prorated amount determined by multiplying the greater of (i) Executive’s target bonus for the year in which the Termination Date occurs and (ii) the average Annual Bonus paid to or for the benefit of the Executive for the prior two (2) full years (or any shorter period during which the Executive has been employed by the Company) by a fraction, the numerator of which is the number of full months during such year in which the Executive was employed and the denominator of which is twelve (12).

(xiii)    “Termination for Cause” means a termination of the Executive’s employment by the Company due to (A) an intentional act or acts of dishonesty undertaken by the Executive and intended to result in substantial gain or personal enrichment to the Executive at the expense of the Company, (B) unlawful conduct or gross misconduct that is willful and deliberate on the Executive’s part in the performance of his employment duties and that, in either event, is materially injurious to the Company, (C) the conviction of the Executive of, or the Executive’s entry of a no contest or nolo contendere plea to, a felony, (D) material breach by the Executive of the Executive’s fiduciary obligations as an officer or director of the Company, (E) a persistent failure by the Executive to perform the duties and responsibilities of the Executive’s employment hereunder, which failure is willful and deliberate on the Executive’s part and is not remedied by

Exhibit 10.1

the Executive within thirty (30) days after the Executive’s receipt of written notice from the Company of such failure or (F) material breach of any terms and conditions of this Agreement by Executive, which breach has not been cured by the Executive within ten (10) days after written notice thereof to Executive from the Company.  For the purposes of this Section 3(f)(xiii), no act or failure to act on the Executive’s part shall be considered “dishonest,” “willful” or “deliberate” unless intentionally done or omitted to be done by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(xiv)     “Termination Date” means the earlier to occur of (A) the date the Company specifies in writing to the Executive in connection with the exercise of its Termination Right; (B) the date on which the Employment Period expires as a result of the Company’s decision not to renew this Agreement beyond the Initial Term or at the end of any Renewal Term; or (C) the date the Executive specifies in writing to the Company in connection with any notice to effect a Termination for Good Reason.  Notwithstanding the foregoing, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A), and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place will be the Termination Date.

(xv)      “Termination due to Disability” means a termination of the Executive’s employment by the Company because the Executive has been incapable, after reasonable accommodation, of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (A) six (6) consecutive months or (B) an aggregate of nine (9) months (whether or not consecutive) in any twelve (12) month period.  Any question as to the existence, extent or potentiality of the Executive’s disability shall be determined by a qualified physician selected by the Company with the consent of the Executive, which consent shall not be unreasonably withheld.  The Executive or the Executive’s legal representatives or any adult member of the Executive’s immediate family shall have the right to present to such physician such information and arguments as to the Executive’s disability as he, she or they deem appropriate, including the opinion of the Executive’s personal physician.

(xvi)     “Termination for Good Reason” means a termination of the Executive’s employment by the Executive within thirty (30) days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events: (A) a reduction in Executive’s Annual Base Salary as in effect immediately prior to such reduction without Executive’s written consent, unless such reduction is made pursuant to an across the board reduction applicable to all senior executives of the Company;  (B) the removal of the Executive by the Company from the position of President and Chief Executive Officer of the Company; (C) a material reduction in the Executive’s duties and responsibilities as in effect immediately prior to such reduction; (D) a change in Executive’s reporting relationships; or (E) a material breach of any material provision of this Agreement by the Company to which the Executive shall have delivered a written notice to the Board within forty-five (45) days of the Executive’s having actual

Exhibit 10.1

knowledge of the occurrence of one of such events stating that the Executive intends to commence a Termination for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within twenty-one (21) days of the receipt of such notice.  Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason if the Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason.

(xvii)   “Termination Right” means the right of the Company, in its sole, absolute and unfettered discretion, to terminate the Executive’s employment under this Agreement or not to renew this Agreement beyond the Initial Term or at the end of any Renewal Term for any reason or no reason whatsoever.  For the avoidance of doubt, any Termination for Cause effected by the Company shall not constitute the exercise of its Termination Right.

(xviii)  “Voting Power” means such number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company.

(xix)     “Voting Securities” means all securities entitling the holders thereof to vote in an annual election of directors of a company.

(g)        Conflict with Plans.  As permitted under the terms of the applicable Plans, the Company and the Executive agree that the definitions of Termination for Cause or Termination for Good Reason set forth in this Section 3 shall apply in place of any similar definition or comparable concept applicable under either of the Plans (or any similar definition in any successor plan).

(h)       Section 409A.   It is intended that payments and benefits under this Agreement either be excluded from or comply with the requirements of Section 409A and the guidance issued thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistent with such intent.  In the event that any provision of this Agreement is subject to but fails to comply with Section 409A, the Company may revise the terms of the provision to correct such noncompliance to the extent permitted under any guidance, procedure or other method promulgated by the Internal Revenue Service now or in the future or otherwise available that provides for such correction as a means to avoid or mitigate any taxes, interest or penalties that would otherwise be incurred by the Executive on account of such noncompliance.  Provided, however, that in no event whatsoever shall the Company be liable for any additional tax, interest or penalty imposed upon or other detriment suffered by the Executive under Section 409A or damages for failing to comply with Section 409A.  Solely for purposes of determining the time and form of payments due the Executive under this Agreement (including any payments due under Sections 3(c) or 5) or otherwise in connection with the Executive’s termination of employment with the Company, the Executive shall not be deemed to have incurred a termination of employment unless and until the Executive shall incur a “separation from service” within the meaning of Section 409A.  The parties agree, as permitted in accordance with the final regulations thereunder, a “separation from service” shall occur when the Executive and the Company reasonably anticipate that the Executive’s level of bona fide services for the Company (whether as an employee or an independent contractor) will permanently decrease to no more than forty (40) percent of the average level of bona fide services performed by the Executive for the Company

Exhibit 10.1

over the immediately preceding thirty-six (36) months (or the period of Executive’s employment if Executive has been employed with the Company less than thirty-six (36) months at the time of his termination).  The determination of whether and when a separation from service has occurred shall be made in accordance with this subparagraph and in a manner consistent with Treasury Regulation 1.409A-1(h).  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement (and the in-kind benefits to be provided) during a calendar year may not affect the expenses eligible for reimbursement (and the in-kind benefits to be provided) in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement (or in-kind benefits) is not subject to set off or liquidation or exchange for any other benefit.  For purposes of Section 409A, the Executive’s right to any installment payments under this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ninety (90) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

4.         Executive Remedy.  The Executive acknowledges and agrees that the payment and rights provided under Section 3 are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, for termination of the Executive’s employment by the Company upon exercise of its Termination Right pursuant to this Agreement or upon a Termination for Good Reason.

5.         Additional Payments Following a Change in Control.

(a)        If, within eighteen (18) months following a Change in Control: (i) the Company elects not to extend the Employment Period beyond the Initial Term or at the end of any Renewal Term, (ii) the Executive effects a Termination for Good Reason; or (iii) the Company terminates the Executive’s employment other than due to the Executive’s death, a Termination for Cause or a Termination due to a Disability:

(i)         the Company shall pay to the Executive, in a lump sum in cash within thirty (30) days after the Termination Date, the aggregate of the following amounts:

1.         the Unconditional Entitlements, and

2.         the amount equal to the product of 1.5 times the sum of (y) the Annual Base Salary, and (z) the greater of Executive’s target bonus for the then current fiscal year and the average Annual Bonus paid to or for the benefit of the Executive for the prior two (2) full years (or any shorter period during which the Executive has been employed by the Company), and

(ii)       all of the Executive’s remaining stock options, restricted stock or other equity awards that were issued by the Company and assumed, continued or substituted by

Exhibit 10.1

the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) in a Corporate Transaction that constitutes a Change in Control and remain subject to time vesting conditions on the Termination Date shall fully vest on the Termination Date and become immediately exercisable in accordance with the terms of the applicable Original Stock Option Award Documents and Original Award Agreements, and

(iii)      the Company shall provide the Executive all of the Conditional Benefits except the Severance Amount.

(b)       If any payment or benefit (whether or not pursuant to this Agreement) the Executive would receive in connection with a Change in Control from the Company or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive shall have the option to select one of the following two alternative forms of payment: (A) payment in full of the entire amount of the Payment, or (B) payment of only a part of the Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).    If Executive elects to receive a Reduced Payment, the reduction in payments and/or benefits shall occur in the following order: (A) reduction of cash payments in the reverse chronological order in which otherwise payable; (B) cancellation of accelerated vesting of equity awards other than stock options; (C) cancellation of accelerated vesting of stock options; and (D) reduction of other benefits paid to Executive in the reverse chronological order in which otherwise payable.  In the event that acceleration of compensation from the Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant and, in the case of a particular grant, in the reverse chronological order in which the grant would otherwise vest.

(c)        The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control, or a nationally recognized law firm, shall make all determinations required to be made under this Section 5.  If the independent registered public accounting firm or nationally recognized law firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint an independent registered public accounting firm or nationally recognized law firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(d)       The independent registered public accounting firm or law firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.  Any good faith determinations of the accounting firm or law firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

(e)        The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have

Exhibit 10.1

against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment except COBRA coverage.  The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

6.         Confidentiality.

(f)        Confidentiality.  Without the prior written consent of the Company, except (y) as reasonably necessary in the course of carrying out the Executive’s duties hereunder or (z) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Executive shall not disclose any Confidential Information unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of the Executive’s breach of this Section 6(a)).   The term “Confidential Information” shall include, but shall not be limited to: (i) the identities of the existing and prospective customers or clients of the Company and its Affiliates, including names, addresses, credit status, and pricing levels; (ii) the buying and selling habits and customs of existing and prospective customers or clients of the Company and its Affiliates; (iii) financial information about the Company and its Affiliates; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, employees of the Company and its Affiliates; (vi) the identities of and pricing information about the suppliers and vendors of the Company and its Affiliates; (vii) training programs developed by the Company or its Affiliates; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) the financial results and business conditions of the Company and its Affiliates; (xii) business plans and strategies of the Company and its Affiliates; (xiii) special processes, procedures, and services of suppliers and vendors of the Company and its Affiliates; and (xiv) computer programs and software developed by the Company or its Affiliates.

(g)        Company Property.  Promptly following the Executive’s termination of employment or as otherwise requested by the Company, the Executive shall return to the Company all property of the Company, and all copies thereof in the Executive’s possession or under the Executive’s control, except that the Executive may retain the Executive’s personal notes, diaries, rolodexes, mobile devices, calendars and electronic calendars, and correspondence of a personal nature.

(h)       Nonsolicitation.  The Executive agrees that, while the Executive is employed by the Company and during the one (1)-year period following the Executive’s termination of employment with the Company (the “Restricted Period”), the Executive shall not directly or indirectly, (i) solicit any individual who is, on the Termination Date (or was, during the

Exhibit 10.1

six (6)-month period prior to the Termination Date), employed by the Company or its Affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or its Affiliates or (ii) induce or attempt to induce any customer or investor (in each case, whether former, current or prospective), supplier, licensee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, investor, supplier, licensee or business relation, on the one hand, and the Company or any of its Affiliates, on the other hand.  Any payments owed to Executive at time of separation as described herein shall be contingent upon Executive’s compliance with the post-employment nonsolicitation provisions.

(i)         Noncompetition. The Executive agrees that, during the Restricted Period, the Executive shall not be employed by, serve as a consultant to, or otherwise assist or directly or indirectly provide services to a Competitor (as defined below) if (i) the services that the Executive is to provide to the Competitor are the same as, or substantially similar to, any of the services that the Executive provided to the Company or the Affiliates, and such services are to be provided with respect to any location in which the Company or an Affiliate had material operations during the twelve (12) month period prior to the Termination Date, or with respect to any location in which the Company or an Affiliate had devoted material resources to establishing operations during the twelve (12) month period prior to the Termination Date; or (ii) the trade secrets, Confidential Information, or proprietary information (including, without limitation, confidential or proprietary methods) of the Company and the Affiliates to which the Executive had access could reasonably be expected to benefit the Competitor if the Competitor were to obtain access to such secrets or information.  For purposes of this paragraph, services provided by others shall be deemed to have been provided by the Executive to Competitor if the Executive had material supervisory responsibilities with respect to the provision of such services.  The term “Competitor” means any enterprise (including a person, firm, business, division, or other unit, whether or not incorporated) that is engaged or actively preparing to engage in pre-clinical or clinical stage therapeutics focused in cardiovascular disease and/or nonalcoholic fatty liver disease or nonalcoholic steatohepatitis.  Notwithstanding the foregoing, the term “Competitor” shall not include a business of a Competitor if such business would not, as a stand-alone enterprise, constitute a “Competitor” under the foregoing definition, provided that Executive does not render any services to, or otherwise assist the portion of the business that competes with the Company and its Affiliates.  For the avoidance of doubt, the Company’s and Affiliates’ businesses shall include, without limitation, the lines of business set forth in the Company’s annual report on Form 10-K, provided that nothing in this sentence shall be construed to limit the type of business of the Company and the Affiliates or the restrictions with respect to such businesses in the future.  Any payments owed to Executive at time of separation as described herein shall be contingent upon Executive’s compliance with the post-employment noncompetition provisions.

(j)        Equitable Remedies.  The Executive acknowledges that the Company would be irreparably injured by a violation of this Section 6 and the Executive agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of this Section 6.  If a bond is required to be posted in order for the Company to secure an

Exhibit 10.1

injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

(k)       Employee Proprietary Information and Inventions Assignment.  The terms of that certain Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement between the Executive and the Company dated June 8, 2017 are hereby incorporated by reference (the “Invention Assignment Agreement”).  To the extent that there are any conflicts between the terms and conditions of the Invention Assignment Agreement and this Agreement, the terms and conditions of this Agreement shall control. All non-conflicting terms of the Invention Assignment Agreement are hereby expressly preserved.

(l)         Severability; Blue Pencil.  The Executive acknowledges and agrees that the Executive has had the opportunity to seek advice of counsel in connection with this Agreement and the restrictive covenants contained herein are reasonable in geographical scope, temporal duration and in all other respects.  If it is determined that any provision of this Section 6 is invalid or unenforceable, the remainder of the provisions of this Section 6 shall not thereby be affected and shall be given full effect, without regard to the invalid portions.  If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Section 6 is unenforceable because of the duration or geographic scope, of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and in its reduced form, such provision shall be enforced.

7.         Successors.

(a)        This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)       This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any party acting in the form of a receiver or trustee capacity.

(c)        The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8.         Miscellaneous.

(a)        This Agreement shall be construed, and the rights and obligations of the parties hereunder determined, in accordance with the substantive laws of the State of Michigan, without regard to its conflict-of-laws principles.  For the purposes of any suit, action or proceeding based upon, arising out of or relating to this Agreement or the negotiation, execution or

Exhibit 10.1

performance hereof, the parties hereby expressly submit to the jurisdiction of all federal and state courts sitting within the confines of the Federal Eastern District of Michigan (the “Venue Area”) and consent that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service in accordance with Section 8(b).  The parties agree that such courts shall have the exclusive jurisdiction over any such suit, action or proceeding commenced by either or both of said parties.  Each party hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof, brought in any federal or state court sitting within the confines of the Venue Area and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)       All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:      At Executive’s address as it appears in the

Company’s books and records or at such other

place as Executive shall have designated by

notice as herein provided to the Company

If to the Company:      Gemphire Therapeutics Inc.

Attn: Chairman of the Board

Gemphire Therapeutics Inc.

17199 N. Laurel Park Drive, Ste. 401

Livonia, MI 48152

Telephone: (248) 681-9815

Fax: (734) 864-5765

with a copy to:            Honigman Miller Schwartz and Cohn LLP

650 Trade Centre Way, Suite 200

Kalamazoo, Michigan 49002

Attention: Phillip D. Torrence, Esq.

Telephone: (269) 337-7702

Fax: (269) 337-7703

Email: ptorrence@honigman.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)        The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

Exhibit 10.1

(d)       The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the extent provided under the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company and the Indemnification Agreement entered into by and between the Company and the Executive (the “Indemnification Agreement”) against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company. This obligation shall survive the termination of the Executive’s employment with the Company.

(e)        From and after the Effective Date, the Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Employment Period in the same amount and to the same extent as the Company covers its other executive officers and directors.

(f)        The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes that the Company determines are required to be withheld pursuant to any applicable law or regulation.

(g)        The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the executive to effect a Termination for Good Reason shall not be deemed to be a waiver of such provision of right or any other provision or right of this Agreement.

(h)       This Agreement, the Invention Assignment Agreement, the Indemnification Agreement, the Option Award Agreements and all agreements, documents, instruments, schedules, exhibits or certificates prepared in connection herewith, represent the entire understanding and agreement between the parties with respect to the subject matter hereof, supersede all prior understandings, agreements or negotiations between such parties, whether written or oral, including the Offer Letter, and may be amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement or the agreement or document delivered pursuant hereto, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.   If any of the terms and conditions of this Agreement conflict with the terms and conditions of the Option Award Agreements, the terms and conditions of this Agreement shall control.  All non-conflicting terms of the Option Award Agreements are hereby expressly preserved.

Signatures on the Following Page

Exhibit 10.1

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

The Executive: /s/ Steven Gullans Dr. Steven Gullans	The Company: Gemphire Therapeutics Inc. By: /s/ P. Kent Hawryluk Name: P. Kent Hawryluk Title: Chairman of the Compensation Committee

Exhibit 10.1

Appendix I

Boards of Directors on which the Executive Currently Serves

1.   N-of-One, Inc.

2.   Orionis Biosciences, LLC, and its subsidiaries, joint ventures and Affiliates

Exhibit A

Form of Stock Option Agreements

GEMPHIRE THERAPEUTICS INC.
STOCK OPTION GRANT NOTICE
(AMENDED AND RESTATED 2015 EQUITY INCENTIVE PLAN)

Gemphire Therapeutics Inc. (the “Company”), pursuant to its Amended and Restated 2015 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below.  This option is subject to all of the terms and conditions as set forth in this notice, in the Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in this notice and the Plan, the terms of the Plan will control.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant:	 Incentive Stock Option[1]	 Nonstatutory Stock Option

Exercise Schedule:	x Same as Vesting Schedule	 Early Exercise Permitted

Vesting Schedule:

[One-fourth  (1/4th) of the shares vest one year after the Vesting Commencement Date; the balance of the shares vest in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the Vesting Commencement Date, subject to Optionholder’s Continuous Service as of each such date.]

Payment:	By one or a combination of the following items (described in the Option Agreement):

x By cash, check, bank draft or money order payable to the Company
x Pursuant to a Regulation T Program (also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”) if the shares are publicly traded
x By delivery of already-owned shares if the shares are publicly traded
x If and only to the extent this option is a Nonstatutory Stock Option, and subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement

[1]

If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value of stock (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement and the Plan. Optionholder acknowledges and agrees that this Stock Option Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) options previously granted and delivered to Optionholder, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (iii) any written employment or severance arrangement that would provide for vesting acceleration of this option upon the terms and conditions set forth therein.

By accepting this option, Optionholder consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

GEMPHIRE THERAPEUTICS INC.	OPTIONHOLDER:

By:
Signature	Signature

Title:	Date:

Date:

ATTACHMENTS: Option Agreement, Amended and Restated 2015 Equity Incentive Plan and Notice of Exercise.

ATTACHMENT I

OPTION AGREEMENT

GEMPHIRE THERAPEUTICS INC.
AMENDED AND RESTATED 2015 EQUITY INCENTIVE PLAN
OPTION AGREEMENT
(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, Gemphire Therapeutics Inc. (the “Company”) has granted you an option under its Amended and Restated 2015 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”).  If there is any conflict between the terms in this Option Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.         VESTING. Subject to the provisions contained herein, your option will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Continuous Service.

2.      NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments.

3.         EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES.  If you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your option until you have completed at least 6 months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than 6 months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise your option as to any vested portion prior to such 6 month anniversary in the case of (i) your death or disability, (ii) a Corporate Transaction in which your option is not assumed, continued or substituted, (iii) a Change in Control or (iv) your termination of Continuous Service on your “retirement” (as defined in the Company’s benefit plans).

4.         EXERCISE PRIOR TO VESTING (“EARLY EXERCISE”).  If permitted in your Grant Notice (i.e., the “Exercise Schedule” indicates “Early Exercise Permitted”) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the unvested portion of your option; provided, however, that:

(a)        a partial exercise of your option will be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;

(b)        any shares of Common Stock so purchased from installments that have not vested as of the date of exercise will be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement;

(c)        you will enter into the Company’s form of Early Exercise Stock Purchase Agreement under which the shares acquired upon early exercise of your option will cease being subject to repurchase by the Company’s as and when such shares become vested in accordance with the vesting schedule set forth in your Grant Notice; and

(d)        if your option is an Incentive Stock Option, then, to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the shares of Common Stock with respect to which your option plus all other Incentive Stock Options you hold are exercisable for the first time by you during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, your option(s) or portions thereof that exceed such limit (according to the order in which they were granted) will be treated as Nonstatutory Stock Options.

5.         METHOD OF PAYMENT. You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)        Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”.

(b)        By delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. You may not exercise your option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c)        If this option is a Nonstatutory Stock Option, subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment. Shares of Common Stock will no longer be able to be acquired under your option if those shares (i) are used to pay the exercise price pursuant to the “net exercise,” (ii) are delivered to you as a result of such exercise, and (iii) are withheld to satisfy your tax withholding obligations.

6.         WHOLE SHARES.  You may exercise your option only for whole shares of Common Stock.

7.         SECURITIES LAW COMPLIANCE.  In no event may you exercise your option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

8.         TERM.  You may not exercise your option before the Date of Grant or after the expiration of the option’s term.  The term of your option expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

(a)        immediately upon the termination of your Continuous Service for Cause;

(b)        3 months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 8(d) below); provided, however, that if during any part of such 3 month period your option is not exercisable solely because of the condition set forth in the section above relating to “Securities Law Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of 3 months after the termination of your Continuous Service; provided further, if during any part of such 3 month period, the sale of any Common Stock received upon exercise of your option would violate the Company’s insider trading policy, then your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of 3 months after the termination of your Continuous Service during which the sale of the Common Stock received upon exercise of your option would not be in violation of the Company’s insider trading policy. Notwithstanding the foregoing, if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within 6 months after the Date of Grant, and (iii) you have vested in a portion of your option at the time of your termination of Continuous Service, your option will not expire until the earlier of (x) the later of (A) the date that is 7 months after the Date of Grant, and (B) the date that is 3 months after the termination of your Continuous Service, and (y) the Expiration Date;

(c)        12 months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 8(d)) below;

(d)        18 months after your death if you die either (A) during your Continuous Service, (ii) during the 3 month period after your Continuous Service terminates other than on account of Cause or your Disability, or (iii) during the 12 month period following termination of your Continuous Service on account of your Disability;

(e)        the Expiration Date indicated in your Grant Notice; or

(f)        the day before the 10th anniversary of the Date of Grant.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, you must exercise the option during the “ISO Exercise Period.” For this purpose, the “ISO Exercise Period” begins on the Date of Grant and ends (i) 3 months after termination of your employment with the Company or an Affiliate other than on account of Cause or your death or Disability (unless you die within that 3 month period), (ii) 12 months after termination of your employment with the Company or an Affiliate on account of your Disability (unless you die within that 12 month period), or (iii) 12 months after your death if your employment with the Company or an Affiliate terminates on account of you death or if your death occurs during either the 3 month or the 12 month period referred to in the foregoing clauses (i) and (ii) of this sentence, as applicable.  The Company has provided for extended exercisability of your option under certain circumstances for your benefit but, if your option is an Incentive Stock Option, you will not be entitled to the favorable tax treatment associated with an Incentive Stock Option if you exercise your option after the ISO Exercise Period. If your option is an Incentive Stock Option, moreover, you will also not be entitled to the favorable tax treatment associated with an Incentive Stock Option unless you remain in Continuous Service as an employee of the Company or an Affiliate for the entire ISO Exercise Period (except for the post-employment termination portion of the ISO Exercise Period set forth in the second preceding sentence of this paragraph.

9.         EXERCISE.

(a)        You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)        By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.

(c)        If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within 15 days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within 2 years after the Date of Grant or within 1 year after such shares of Common Stock are transferred upon exercise of your option.

(d)        By accepting your option you agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of the Company held by you, for a period of 180 days following the effective date of a registration statement of the Company filed under the Securities Act (the “Lock-Up Period”);

provided, however, that nothing contained in this section will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. You also agree that any transferee of any shares of Common Stock (or other securities) of the Company held by you will be bound by this Section 9(d). The underwriters of the Company’s stock are intended third party beneficiaries of this Section 9(d) and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

10.       TRANSFERABILITY.  Except as otherwise provided in this Section 10, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a)        Certain Trusts.  Upon receiving written permission from the Board or its duly authorized designee, you may transfer your option to a trust if you are considered to be the sole beneficial owner of the option (determined under Section 671 of the Code and applicable state law) while the option is held in the trust, subject to you and the trustee entering into transfer and other agreements required by the Company.

(b)        Beneficiary Designation.  Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company, designate a third party who, on your death, will thereafter be entitled to exercise this option and receive the Common Stock or other consideration resulting from such exercise, but only to the extent that you were entitled to exercise the option as of the date of your death. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise this option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise, but only to the extent that you were entitled to exercise the option as of the date of your death.

11.       OPTION NOT A SERVICE CONTRACT.  Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

12.       WITHHOLDING OBLIGATIONS.

(a)        At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you by the Company or an Affiliate, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company if the shares purchased on exercise of the option are publicly traded), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option or the vesting or disposition of the shares acquired upon exercise of the option.

(b)        If this option is a Nonstatutory Stock Option, then upon your request and subject to approval by the Company, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)        You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, or provisions for the satisfaction of such obligations acceptable to the Company are in place. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company will have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein, if applicable, unless such obligations are satisfied.

13.       TAX CONSEQUENCES.  You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant, there is no impermissible deferral of compensation associated with the option, and certain other requirements set forth in the regulations under Section 409A of the code are satisfied.

14.       NOTICES.  Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, 5 days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

15.       GOVERNING PLAN DOCUMENT.  Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your option and those of the Plan, the provisions of the Plan will control. In addition, your option (and any compensation paid or shares issued under your option) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

16.       OTHER DOCUMENTS.  You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

17.       EFFECT ON OTHER EMPLOYEE BENEFIT PLANS.  The value of this option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

18.       VOTING RIGHTS.  You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this option until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company with respect to such shares. Nothing contained in this option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

19.       SEVERABILITY.  If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

20.       MISCELLANEOUS.

(a)        The rights and obligations of the Company under your option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(b)        You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your option.

(c)        You acknowledge and agree that you have reviewed your option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your option, and fully understand all provisions of your option.

(d)        This Option Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)        All obligations of the Company under the Plan and this Option Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ATTACHMENT II

AMENDED AND RESTATED 2015 EQUITY INCENTIVE PLAN

ATTACHMENT III

NOTICE OF EXERCISE

NOTICE OF EXERCISE

Gemphire Therapeutics Inc.

Attention: Stock Plan Administrator

[INSERT NEW ADDRESS]

Date of Exercise:

This constitutes notice to Gemphire Therapeutics Inc. (the “Company”) under my stock option that I elect to purchase the below number of shares of Common Stock of the Company (the “ Shares ”) for the price set forth below.

Type of option (check one):	Incentive 	Nonstatutory 

Stock option dated:

Number of Shares as to which option is exercised:

Certificates to be issued in name of:

Total exercise price:	$

Cash payment delivered herewith:	$

Value of Shares delivered herewith:	$	$

Value of Shares pursuant to net exercise[2]:	$

Regulation T Program (cashless exercise):	$

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Amended and Restated 2015 Equity Incentive Plan, (ii) to provide for the payment by me to the Company (in the manner designated by the Company) of tax withholding obligations, if any, relating to the exercise of this option or the vesting or disposition of the Shares acquired by me upon exercise of this option, and (iii) if this exercise relates to an incentive stock option, to notify the Company in writing within 15 days after the date of any disposition of any of the Shares issued upon exercise of this option that occurs within 2 years after the date of grant of this option or within 1 year after such Shares are issued upon exercise of this option.

Very truly yours,

Signature

Print Name

[2]	The option must be a Nonstatutory Stock Option, and Gemphire Therapeutics Inc. must have established net exercise procedures at the time of exercise, in order to use this payment method.